Exhibit 99.2

[LETTERHEAD OF MORGAN STANLEY & CO. INCORPORATED]

Consent of Morgan Stanley Asia Limited

We hereby consent to the use in the Registration Statement of Youku Inc. on Form F-4 and in the Joint Proxy Statement/Prospectus of Youku Inc. and Tudou Holdings Limited, which is part of the Registration Statement, of our opinion dated March, 10, 2012 appearing as Appendix D to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “SUMMARY—Opinion of Morgan Stanley Asia Limited as Financial Advisor to Tudou,” “THE MERGER—Background of the Merger,” “THE MERGER—Reasons for the Merger and Recommendation of the Tudou Board,” “THE MERGER—Opinion of Morgan Stanley Asia Limited as Financial Advisor to Tudou” and “THE MERGER AGREEMENT AND PLAN OF MERGER—Representations and Warranties.” We also consent to the filing of this consent as an exhibit to the Registration Statement. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY ASIA LIMITED

By:	/s/ RICHARD J. WONG

April 24, 2012